Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PQ CORPORATION

PQ Corporation (the “Corporation”), a corporation organized and existing under the Pennsylvania Business Corporation Law of 1988, does hereby certify that:

1.             The Corporation’s original Articles of Incorporation were filed under the Act of April 29, 1874 on April 16, 1904, in the office of the Secretary of State of the Commonwealth of Pennsylvania, under the name Philadelphia Quartz Company.

2.             A Certificate of Amendment changing the Corporation’s name to PQ Corporation was filed on February 27, 1979.

3.             The following amendment and restatement of the Corporation’s Articles of Incorporation was approved and duly adopted by a majority of the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of Section 1911 of the Pennsylvania Consolidated Statutes.

FIRST:                   The name of the corporation is PQ Corporation.

SECOND:             The term for which the corporation is to exist is perpetual.

THIRD:                  The location of its registered office is 1200 W. Swedesford Road, Berwyn, Pennsylvania 19312 and the post office address for the location is P.O. Box 840, Valley Forge, Pennsylvania 19482.

FOURTH:              The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Pennsylvania Business Corporations Act. Without limiting the generality of the foregoing, the Corporation shall have all the powers conferred on corporations by the Pennsylvania Business Corporation Law and other law.

FIFTH:                   The total number of shares of stock which the Corporation shall have authority to issue is 100 shares, which shall be designated as Class A Common Stock with a par value of $0.50 per share.

(a)           Voting.  Each holder of Class A Common Stock shall have voting rights in the election of directors and on all other matters presented to stockholders with each holder of Class A Common Stock being entitled to one vote (or a fraction thereof) for each share (or a fraction thereof) of Class A Common Stock held of record by such holder.

SIXTH:                  All corporate powers shall be exercised by the Board, except as otherwise specifically required by law or as otherwise provided in these Amended and Restated Articles of

Incorporation. Any meeting of stockholders may be postponed by action of the Board at any time in advance of such meeting. The Board shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper, and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board to the Chairman of such meeting either in such rules and regulations or pursuant to the bylaws of the Corporation.

Special meetings of the stockholders of the Corporation may be called at any time by, but only by, the Board or the holders of the majority of shares of common stock that would be entitled to vote at such meeting, to be held at such date, time and place either within or without the Commonwealth of Pennsylvania, as may be stated in the notice of the meeting.

SEVENTH:           Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

EIGHTH:                The Authorized number of directors on the Board shall be as set forth in the bylaws of the Corporation.

NINTH:                  Any action which may be taken at a meeting of shareholders or of a class of shareholders may be taken without a meeting if a consent or consents in writing to such action, setting forth the action so taken, shall be signed by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

TENTH:                 To the fullest extent permitted by the Pennsylvania Business Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether crimina1, civil, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she or his or her testator or testatrix is or was a director or officer of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or any subsidiary thereof, or serves or served at any other enterprise as director, officer, representative or agent at the request of the Corporation or any predecessor to the Corporation or acted at the direction of any such director, officer, representative or agent, against all expense, liability and loss actually and reasonably incurred or suffered by such indemnitee in connection therewith.

Any indemnification under this Article TENTH (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Pennsylvania Business Corporation Law as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

Expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided if the Pennsylvania Business Corporation Law requires, the payment of such expenses shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article TENTH or otherwise.

The indemnification and advancement of expenses provided by this Article TENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification pursuant to this Article TENTH shall be deemed to be a contract between the Corporation and each director and officer, as applicable, of the Corporation or any of its subsidiaries who serves or served in such capacity at any time while this Article TENTH is in effect.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, representative or agent with respect to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Article TENTH.

If a claim under this Article TENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Pennsylvania Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Pennsylvania Business Corporation Law, nor an actual determination by the Corporation (including the Board, independent legal counsel or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

The Corporation may, by action of the Board, provide indemnification to employees and/or agents with the same scope and effect as the indemnification of officers and directors provided for in this Article TENTH.

If this Article TENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement or expenses, as the case may be, is available to such person pursuant to this Article TENTH to the full extent permitted by any applicable portion of this Article TENTH that shall not have been  invalidated and to the full extent permitted by applicable law.

Neither any amendment nor repeal of this Article TENTH, nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring or any cause of action, suit or claim that, but for this Article TENTH would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

ELEVENTH:         In furtherance and not in limitation of the powers conferred by the laws of the Commonwealth of Pennsylvania, the Board is expressly authorized and empowered to make, alter, amend or repeal the bylaws of the Corporation in any manner not inconsistent with the laws of the Commonwealth of Pennsylvania or these Amended and Restated Articles of Incorporation.

TWELFTH:           To the maximum extent permitted from time to time under the Pennsylvania Business Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participated in, business opportunities that are from time to time presented to its officers, directors or shareholders, other than those officers, directors or stockholders who are employees of the Corporation.  No amendment or repeal of this Article TWELFTH shall apply to or have any effect on the liability of alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested by its duly authorized officer on this 11th day of November, 2005.

ATTEST:	PQ CORPORATION

/s/ William J. Sichko, Jr.	/s/ Michael R. Boyce
Secretary	MICHAEL R. BOYCE, President